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                                                                   EXHIBIT 10.18

                           [UNICA COMPANY LETTERHEAD]


August 30, 2005

Chanchal Samanta
6 Palmer Lane
Acton MA 01720

Dear Chanchal:

This letter will confirm the agreement that we have reached regarding your separation from employment. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release Unica ("Unica" or "Company") from any claims and to permit you to receive fair and reasonable separation pay and related benefits.

This is an agreement you are entering into voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claim, even if the employer believes, as is the case here, that no such claims exist. You understand that you are giving up your right to bring any and all possible legal claims against Unica. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this agreement, you understand that Unica is not admitting in any way that it violated any legal obligation that it owed to you. To the contrary, Unica's willingness to enter into this agreement demonstrates that it is continuing to deal with you fairly and in good faith.

With that understanding, you and Unica agree as follows:

      1. Employment Termination Date. Your employment with Unica is terminated as of February 28, 2006.
            a. As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.
            b. On the Termination Date, you will be paid all wages earned but unpaid and all accrued but unused vacation time up to and through the Termination Date.
            c. The Termination Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Company will present you with information on COBRA under separate cover.

      2. Resignation and Transition Support. Effective September 20, 2005, you resign from your current position as Vice President of Development and will assume the title of Senior Consultant reporting to John Hogan. During the period September 20, 2005 through December 31, 2005, you will provide transition support as requested by John Hogan which may include areas such as providing historic performance documentation for development employees, including assistance in the performance review process, as well as special projects requested by John Hogan.

      3. Base Salary, Bonus, and Benefits. From September 20, 2005, through December 31, 2005, you will continue to receive your current base salary. You are also eligible to receive your target bonus for the fourth quarter of fiscal 2005. Your fourth quarter bonus will be determined in the same manner as other participants in the Executive Bonus Plan. You will receive full benefits through your February 28, 2006 termination date.

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      4. Stock Options. You will continue to vest in the Company's 2005 Stock
Option Plan through your termination date.

      5. Release of Claims. In consideration of the payments and benefits described in paragraphs 2, 3, and 4 to which you acknowledge you would not otherwise be entitled, you voluntarily release and forever discharge Unica, its affiliates, subsidiaries, successors and assigns, and their current and former officers, directors, employees, attorneys, accountants and agents, in their official and personal capacities (collectively referred to as the "Releasees"), generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, which exist or have existed up to and including the date you sign this letter, including but not limited to claims relating to your employment by and termination from the Company, including but not limited to wrongful discharge claims; breach of contract claims; state and federal discrimination claims (including without limitation claims of age discrimination under the Age Discrimination in Employment Act and any claims concerning sex, sexual orientation or sexual harassment), defamation and other tort claims; statutory claims; claims for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and claims for compensatory damages, punitive damages and attorneys fees.

      6. Confidentiality of this Agreement. You agree to keep the existence and terms of this agreement in the strictest confidence and not reveal, unless legally compelled to do so, the terms of this agreement to any person except your spouse, your attorney and your financial advisors, provided that they also agree to keep the information confidential.

      7. Company Files, Documents, and Other Property. You agree that on or before the Termination Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company ("Company Property"). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

      8. Nondisparagement. You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.

      9. Legal Representation. This agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised by Unica to discuss all aspects of this agreement with your attorney before signing it, that you have carefully read and fully understand all of the provisions of this agreement and that you are knowingly and voluntarily entering into this agreement.

      10. Other Provisions. You will have forty-five (45) days to consider whether to accept the terms of this agreement. If you sign this agreement within less than forty-five (45) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this agreement for the entire forty-five (45) day period. For a period of seven (7) days following your execution of this agreement, you may revoke it by written notice delivered to the undersigned. This agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

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      11. Reference. Unica will provide you with a job reference regarding your employment at the Company upon your request.


      12. Non-Competition, Nondisclosure, and Developments Agreement. You reaffirm the provisions of the Non-competition, Nondisclosure, and Developments agreement you signed on January 25, 2002, and agree to abide by all of its terms. The foregoing sentence is an integral part of Unica's agreement to enter into this letter.

      13. Miscellaneous. This letter constitutes the entire agreement regarding your separation from employment with Unica, and supersedes any previous agreements or understandings between us. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.

This agreement will be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. You may not assign any of your rights or delegate any of your duties under this agreement. The rights and obligations of the Company shall inure to the benefit of the Company's successors and assigns.

Please indicate your agreement to the terms of this Agreement by signing and returning to me a copy of this letter by October 14, 2005.

Once again, I want to thank you for your contributions to Unica and wish you the best in your future endeavors.

Sincerely,

/s/ Yuchun Lee

Yuchun Lee
Chief Executive Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

I understand and agree completely to the foregoing:


/s/ Chanchal Samanta                                          September 2, 2005
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Chanchal Samanta                                              Date

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                  IF YOU DO NOT WISH TO USE THE 45-DAY PERIOD,
                 PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

      I, Chanchal Samanta, acknowledge that I was informed and understand that I have 45 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 45 day period.


Dated:  September 2, 2005                                  /s/ Chancal Samanta
      ------------------------------                       --------------------
                                                           Chanchal Samanta



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